QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5

DONATION AGREEMENT

    This Agreement is made as of this 30th day of August, 2001 ("Effective Date") by and between Micron Semiconductor Products, Inc. ("Donor") and Micron Technology Foundation, Inc., ("Foundation").

    In consideration of the mutual covenants and representations herein set forth, the Donor and Foundation agree as follows:

    1.  Donation and Acceptance of Shares.

      (a) Subject to the terms and conditions of this Agreement, the Donor hereby donates to Foundation and Foundation hereby accepts from the Donor, fifty-eight million, six hundred twenty-two thousand, eight hundred sixty-three (58,622,863) shares of the outstanding common stock of Micron Electronics, Inc., now known as Interland, Inc., represented by Certificate No.'s M-1913, M-8508, M-8510, M-8511, M-8512, M-8513, M-8999, M-9000 (the "Shares").

    2.  Assignment of and Assumption of Agreements

      (a)  Shareholder Agreement.  Pursuant to Section 1(ix) of the MTI Shareholder Agreement entered into as of March 22, 2001, by and among Micron Electronics, Inc., now known as Interland, Inc., and Micron Technology, Inc., the terms of Section 1 of which the Donor has agreed to be bound, Donor is transferring the Shares to Foundation. As required by the MTI Shareholder Agreement, Foundation hereby agrees to be bound by Section 1 of the MTI Shareholder Agreement with respect to the Shares.

      (b)  Registration Rights Agreement.  Pursuant to Section 1.7(ii) of the Amended and Restated Registration Rights Agreement entered into as of August 6, 2001, by and between Micron Technology, Inc., Micron Electronics, Inc., now known as Interland, Inc., and certain other parties, which has been assigned to Donor by Micron Technology, Inc., Donor hereby assigns its rights contained in the Amended and Restated Registration Rights Agreement to Foundation. As required by the Amended and Restated Registration Rights Agreement, Foundation hereby agrees to be bound by and subject to the terms and conditions of the Amended and Restated Registration Rights Agreement.

    3.  Stock Dividends, Splits.  If after the Effective Date, there is any stock dividend, stock split or other change in the character or amount of the Shares, then, in such event, Foundation shall be entitled to any and all payments and securities to which the holder of the Shares is entitled and any new, additional or substituted securities shall be immediately subject to this Agreement and be included in the definition of "Shares" herein.

    4.  Foundation's Representations.  In connection with his purchase of the Shares, Foundation hereby represents and warrants to the Donor as follows:

      (a)  Investment Intent; Capacity to Protect Interests.  Foundation is acquiring the Shares solely for its own account for investment and not with a view to or for sale in connection with any distribution of the Shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act of 1933, as amended (the "Act").

      (b)  Restricted Securities.  Foundation understands and acknowledges that the sale of the Shares has not been registered under the Act, and the Shares must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available.

    5.  Miscellaneous.

      (a) The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement

      (b) This Agreement shall be governed by the laws of the state of Idaho, without reference to conflicts of laws principles, and any issues arising as a result of this Agreement shall be adjudicated in the state of Idaho.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

FOUNDATION:		DONOR:
MICRON TECHNOLOGY FOUNDATION, INC.		MICRON SEMICONDUCTOR PRODUCTS, INC.
By:	/s/ Karen L. Vauk	By:	Steven R. Appleton
Name:	Karen L. Vauk	Name:	Steven R. Appleton
Title:	Executive Director And Assistant Corporate Secretary	Title:	Chairman

QuickLinks

  EXHIBIT 5
DONATION AGREEMENT